Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Inc. Reports Second Quarter 2006 Results
Company Reports Record Revenues and Net Income

ATLANTA, GA, July 27, 2006 — Superior Essex Inc. (NASDAQ: SPSX), one of the largest wire and cable manufacturers in the world, today reported its second quarter 2006 financial results.  For the quarter, Superior Essex reported revenues of $818 million and earnings of $1.27 per diluted share.  These results compare to revenues of $430 million and earnings of $0.42 per diluted share in the second quarter of 2005.  Adjusted earnings per diluted share (a non-GAAP financial measure) totaled $1.28 for the second quarter of 2006, a 198% increase over adjusted earnings per diluted share of $0.43 reported in the second quarter of 2005.

Core Business revenues increased 38%, on a copper-adjusted basis, in the second quarter of 2006 vs. the prior year quarter.  Excluding the impact of the fourth quarter 2005 European Magnet Wire acquisition, Core Business copper-adjusted revenues expanded 8%.  Adjusted EBITDA in the second quarter of 2006 increased 119% to $57.2 million.

For the six months ended June 30, 2006, Superior Essex reported revenues of $1.5 billion and earnings of $2.04 per diluted share.  These results compare to revenues of $833 million and earnings per diluted share of $1.01 in the first six months of 2005.  Adjusted earnings per diluted share totaled $1.83 for the first six months of 2006, a 138% increase over adjusted earnings per diluted share of $0.77 reported in the first six months of 2005.

For the first half of the year, copper-adjusted Core Business revenues also increased 38% vs. the prior year period.  Excluding the impact of the European Magnet Wire acquisition, copper-adjusted revenues expanded 8% during the first half of the year.  Adjusted EBITDA for the first six months of 2006 increased 82% to $89.1 million, compared to the first six months of 2005.

The Company attributed its substantial improvements in second quarter 2006 profitability to improved pricing coupled with volume gains, cost reductions and positive contributions from the European magnet wire operations.  Additionally, the Company experienced improved profitability in the quarter related to the extreme upward movement in copper prices.

“For the 10th consecutive quarter, Superior Essex delivered year-over-year revenue and adjusted EBITDA growth,” said Stephen M. Carter, chief executive officer of Superior Essex.  “We are particularly pleased with the meaningful contribution from our European operations, as well as the productivity improvements we are achieving and the price strengthening we are experiencing in certain sectors of our business.”

Consolidated Second Quarter and First Half 2006 Financial Results

The following are highlights of operating results for the three and six months ended June 30 (dollars in millions, except earnings per share):

	3 months ended 6/30		6 months ended 6/30
	2006	2005	2006	2005
Total revenues	$818.2	$429.9	$1,469.9	$833.2
Core Business revenues*(1)	$685.7	$360.7	$1,244.5	$697.2
Adjusted EBITDA*	$57.2	$26.1	$89.1	$49.0
Net income	$22.8	$7.0	$35.9	$17.0
Earnings per diluted share	$1.27	$0.42	$2.04	$1.01
Adjusted earnings per diluted share*	$1.28	$0.43	$1.83	$0.77

(1)            Core Business revenues include Communications Cable, North American Magnet Wire and Distribution, and European Magnet Wire and Distribution (Essex Nexans) and exclude the Company’s Copper Rod segment

*                   Represents a non-GAAP financial measure; please see Financial Measures and Key Operating Metrics for a detailed explanation of these terms

Second Quarter and First Half 2006 Financial Highlights

•                  Second quarter and first half 2006 Core Business copper-adjusted revenue growth of 38%

•                  30% impact from Essex Nexans European Magnet Wire joint venture operations

•                  8% organic growth in North American operations

•                  Adjusted EBITDA increase of 119% for the second quarter and 82% for the first half of 2006, including accretion from the European Magnet Wire acquisition and year-over-year profitability gains in both the Communications and North American Magnet Wire and Distribution business segments

•                  Adjusted earnings per share increase of 198% for the second quarter and 138% for the first half of 2006

•                  Second quarter 2006 adjusted EPS included a positive after-tax contribution from the Essex Nexans European operations.  Additionally, second quarter 2006 profitability was positively impacted by approximately $0.50 per diluted share related to copper procurement, pricing and hedging activities and, to a lesser degree, from LIFO inventory gains.

Business Segment Operating Results

The following are financial highlights by business segment for the three and six months ended June 30 (dollars in millions):

Communications Cable

	3 months ended 6/30		6 months ended 6/30
	2006	2005	2006	2005
Revenues	$237.1	$177.6	$423.7	$329.6
Revenue growth (copper-adjusted)	8%		8%
Adjusted EBITDA	$35.9	$18.0	$57.4	$33.0

The Communications Cable segment reported second quarter 2006 copper-adjusted revenue gains of 8% as compared to the prior year second quarter.  Fiber and premises sales expanded 23% and OSP copper sales increased 5%, both on a year-over-year, copper-adjusted basis.

Adjusted EBITDA in the Communications Cable segment for the second quarter of 2006 was $35.9 million, an increase of 100% over the second quarter of 2005.  In addition to volume gains, the increased profitability includes the benefits of strengthening pricing, particularly in the distribution sector.  The Communications Cable segment also benefited from continued manufacturing cost absorption and efficiencies, as well as from copper cost flow through and copper pricing arrangements, particularly in the distribution market.

North American Magnet Wire and Distribution

	3 months ended 6/30		6 months ended 6/30
	2006	2005	2006	2005
Revenues	$274.3	$174.1	$507.9	$349.7
Revenue growth (copper-adjusted)	8%		9%
Adjusted EBITDA	$16.2	$12.4	$28.1	$24.9

The North American Magnet Wire and Distribution segment reported a copper-adjusted revenue increase of 8% for the second quarter of 2006 with solid demand levels experienced in all major end markets, including the industrial, energy and distribution sectors.

Adjusted EBITDA in the North American Magnet Wire and Distribution segment for the second quarter of 2006 was $16.2 million, a 30% increase over the prior year second quarter.  This growth in profitability included moderate price recovery in the distribution segment, as well as LIFO inventory gains, and benefits from copper procurement and copper cost recovery pricing arrangements.

European Magnet Wire and Distribution (Essex Nexans)

	3 months ended 6/30		6 months ended 6/30
	2006	2005	2006	2005
Revenues	$174.3	$9.0	$312.9	$17.9
Adjusted EBITDA	$9.4	$(0.8)	$12.6	$(1.3)

Revenues for Essex Nexans totaled $174 million for the second quarter of 2006.  Superior Essex owns a 60% controlling interest in Essex Nexans, a joint venture which was formed in October 2005.  At that time, Essex Nexans acquired Nexans’ European magnet wire business and combined it with Superior Essex’s U.K. magnet wire operations.

Essex Nexans’ adjusted EBITDA was $9.4 million for the second quarter of 2006 vs. a second quarter 2005 EBITDA loss of $0.8 million in Superior Essex’s U.K. magnet wire operations.  The year-over-year improvement in EBITDA reflects the benefit from the 2005 acquisition, including initial realization of acquisition synergies coupled with stable-to-improving market conditions in the European sector.  Second quarter 2006 profitability was also positively affected by benefits from copper procurements and copper cost recovery pricing arrangements.

Copper Rod

The Copper Rod segment reported revenues of $132 million in the second quarter of 2006 compared to $69 million in the second quarter of 2005.  On a copper-adjusted basis, copper rod revenues declined 10% as compared to the prior year second quarter.  Revenues in this segment reflect external sales of processed copper rod, allowing for fixed cost recovery at margins that are generally break-even.  Copper rod volumes fluctuate from period to period, due to changes in internal consumption needs and external market conditions.

Debt, Capital Structure and Liquidity

During the second quarter of 2006, the Company successfully completed a secondary common stock offering, generating net proceeds of approximately $77 million, which were used to pay down debt on the Company’s principal revolving credit facility.  As a result of this offering, and the continued growth in net income, the Company’s stockholders’ equity has increased from $225 million at March 31, 2006, to $330 million at June 30, 2006.  The Company’s debt to equity ratio has been reduced to less than 1.0x at June 30, 2006, as compared to 1.6x at March 31, 2006.

The Company reported total debt at June 30, 2006, of $317 million, a $45 million reduction as compared to March 31, 2006.  Excluding the impact of the equity offering, total debt would have increased $32 million in the second quarter.  This increase is principally attributed to the impact on working capital of higher copper costs.  Year-to-date, increased copper costs have resulted in an increase in working capital and debt of approximately $80 million.  As compared to prior-year second-quarter copper COMEX values, higher copper costs have resulted in an increase of approximately $100 million in net working capital.

Stephen Carter’s CEO Comments

“We are pleased to continue to demonstrate sales and earnings growth in a period of improving industry dynamics for both our Magnet Wire and Communications business segments.  The combination of continued organic growth and accretive acquisitions has provided us a solid foundation for the remainder of 2006.”

“We had excellent performance in each of our core business segments.  This positive performance was aided by net profitability increases associated with the unprecedented level of copper prices.”

“Turning to our principal operating segments, our European Magnet Wire and Distribution business segment was a positive contributor to per share earnings in the second quarter of 2006 vs. a loss incurred in our European operations in the second quarter of 2005.  The European industrial sectors appear to be stabilizing since last year’s trough, and our demand levels and profitability contribution from this segment are running ahead of our previous expectations.”

“In North American Magnet Wire and Distribution, we experienced improved volume across a fairly broad cross section of our markets.  We also achieved some pricing gains, principally in the distribution markets.”

“In our Communications Cable segment, we continued to see strong profitability gains primarily due to pricing improvement, volume growth in our premises product line, and continued cost reduction in our factories.  We believe that the hurricane restoration work has been completed and expect no further impact this year from the fall 2005 storms.  Both copper OSP and our fiber and premises products experienced top line growth, and we find this to be a great combination for the future.”

“In China, we are looking forward to operations at our Greenfield facility in Suzhou beginning in the fourth quarter of 2006.  We continue to expect 12 million pounds of capacity to be online by the end of 2006, with total capacity expanding to 24 million pounds by mid-2007.  We expect to incur planned start-up expenses for the China operations in the second half of the year, as we move towards our initial production goals.”

“Based upon the outstanding results for the first six months of 2006, and our assessment of current conditions in our industries, our outlook for full year 2006 remains positive.  Margins are improving, as we continue to work toward full price recovery in both our Communications Cable and Magnet Wire and Distribution business segments.  In our third quarter, we expect to experience a seasonal decline in revenues of approximately 10%, as compared to the second quarter of 2006.  This seasonal trend will be most pronounced in our European operations but will also impact our North American businesses.  From a profitability standpoint, excluding the impact of any future copper benefits, we expect significant growth in both adjusted EBITDA and EPS in the third quarter of 2006, as compared to the prior year.  However, such growth will likely be lower than experienced in the second quarter of 2006 and generally more aligned with profitability growth rates experienced in the first quarter of 2006.”

Analyst Call Information

Superior Essex will host an analyst call at 10:00 a.m. (ET), July 28, 2006.  During the call, the Company will discuss earnings results and will provide a general business update.

The dial-in number for domestic financial analysts is (877) 707-9628.  International financial analysts should dial in to (785) 832-1508.  To participate, please dial in a few minutes before the scheduled time.  The media and the public are invited to listen to the call at www.superioressex.com.

A replay of the call will be available through August 6, 2006, by dialing (800) 839-5496.  A webcast replay will also be archived for a limited period on the Company’s Web site at www.superioressex.com.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.

Forward Looking Statements and Risk Factors

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, the migration of magnet wire demand to China, intense competition, increases or decreases in sales due to contract losses or gains, fluctuations in the supply, availability and pricing of copper and other principal raw materials (including the working capital impact of such), natural gas and freight, production and timing of customer orders, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to sustain the benefits of our acquisition of assets from Belden and Nexans in the U.S., integrate the operations of the Essex Nexans European joint venture and attain the expected benefits, our ability to identify, finance and integrate other acquisitions, our ability to successfully construct and operate a magnet wire facility in China and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.  These non-GAAP operating and financial measures are described below.

Copper-Adjusted Revenues

Due to the impact of differing copper costs on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper (“copper adjusted revenues”) to aid in analyzing period-to-period revenues.  These revenues are adjusted to a $2.00/lb COMEX cost.  “Copper adjusted increase” in revenues is calculated after adjusting revenues in both periods to a constant copper cost of $2.00/pound.

Core Business Revenues

Core Businesses consist of the Company’s Communications Cable business segment, its North American Magnet Wire and Distribution business segment, and its European Magnet Wire and Distribution business segment.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric we use and which is used by other companies. “EBITDA” as used by the Company (defined as net earnings before interest, taxes, depreciation and amortization) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per share” (or “Adjusted EPS”).   Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax).  Adjusted EPS is defined as earnings per diluted share excluding the after-tax impact of special items.  Special items are detailed in the financial tables accompanying this release.

Net Debt

The Company uses the term “Net Debt,” which is non-GAAP financial measure.  Net debt is defined as total debt outstanding less cash and cash equivalents.  Net debt as used by the Company may not be comparable to a similarly titled measure of another company.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS, copper-adjusted revenues and net debt are useful adjuncts to net income and other measurements under GAAP.  The Company believes these measures are useful in analyzing the underlying operating performance of the Company.  Adjusted EBITDA and Adjusted EPS are also sometimes used to evaluate performance for executive compensation.  We have included a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to net income, the most directly comparable GAAP financial measure.

EBITDA, Adjusted EBITDA, Adjusted EPS and net debt are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income, income from continuing operations, operating income or debt as determined in accordance with GAAP.  EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income, income from continuing operations or operating income.  By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company.  Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company.  By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Adjusted EPS has distinct limitations as compared to GAAP information such as net income or earnings per share.  By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with adjusted EPS.

Superior Essex Inc.

Condensed Consolidated Income Statements

Three Months Ended June 30

($ in millions, except share and per share data)

Unaudited

	Three Months Ended	Three Months Ended
	June 30, 2006	June 30, 2005

Net sales	$818.2	$429.9
Cost of sales	731.5	385.5
Gross profit	86.7	44.4
Selling, general and administrative	38.2	24.7
Restructuring and other charges	0.2	0.2
Operating income	48.3	19.5
Interest expense	(8.0)	(7.4)
Other, net	(0.1)	0.1
Income before income taxes	40.2	12.2
Income tax expense	(15.2)	(5.2)
Minority interest in earnings of subsidiary	(2.2)	—
Net income	$22.8	$7.0

Earnings per common share
Basic	$1.31	$0.42
Diluted	$1.27	$0.42

Shares used for computation (000s)
Basic	17,427	16,646
Diluted	17,992	16,943

Superior Essex Inc.

Condensed Consolidated Income Statements

Six Months Ended June 30

($ in millions, except share and per share data)

Unaudited

	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005

Net sales	$1,469.9	$833.2
Cost of sales	1,324.7	746.9
Gross profit	145.2	86.3
Selling, general and administrative	73.9	50.2
Restructuring and other charges	1.0	0.6
Gain on sale of US Seal product line	—	(10.4)
Asset impairment charge	—	2.3
Operating income	70.3	43.6
Interest expense	(16.1)	(14.5)
Gain on sale of investment	5.8	—
Other, net	0.1	0.2
Income before income taxes	60.1	29.3
Income tax expense	(22.9)	(12.3)
Minority interest in earnings of subsidiary	(2.2)	—
Extraordinary gain (net of minority interest)	0.9	—
Net income	$35.9	$17.0

Earnings per common share
Basic (1)	$2.10	$1.02
Diluted (1)	$2.04	$1.01

Shares used for computation (000s)
Basic	17,095	16,615
Diluted	17,598	16,916

(1) Includes $0.05 per common share benefit in the six months ended June 30, 2006, from the extraordinary gain recognized in the three months ended March 31, 2006, related to an Essex Nexans purchase transaction.

Superior Essex Inc.

Condensed Consolidated Balance Sheets

($ in millions)

Unaudited

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$19.6	$8.2
Accounts receivable, net	422.2	259.6
Inventories, net	255.5	238.4
Other current assets	38.5	35.3
Total current assets	735.8	541.5
Property, plant and equipment (net of accumulated depreciation)	244.7	240.8
Intangible and other long-term assets, net	40.4	45.9
TOTAL ASSETS	$1,020.9	$828.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$36.8	$34.6
Accounts payable	193.4	143.9
Accrued expenses	104.1	92.5
Total current liabilities	334.3	271.0
Long-term debt	280.3	279.2
Other long-term liabilities	51.0	51.5
Total liabilities	665.6	601.7
Minority interest in subsidiary	24.8	20.8
Stockholders’ equity	330.5	205.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,020.9	$828.2

Superior Essex Inc.

Supplemental Financial Information

Three Months Ended June 30

($ in millions)

Unaudited

	Three Months Ended	Three Months Ended
	June 30, 2006	June 30, 2005
Net sales
Communications Cable	$237.1	$177.6
North American Magnet Wire and Distribution	274.3	174.1
European Magnet Wire and Distribution	174.3	9.0
Copper Rod	132.5	69.2
	$818.2	$429.9

Net sales, copper price adjusted (1)
Communications Cable	$218.2	$201.2
North American Magnet Wire and Distribution	219.5	203.9
European Magnet Wire and Distribution	135.4	10.8
Copper Rod	80.0	88.9
Net sales, copper price adjusted	$653.1	$504.8
Constant cost of copper adjustment	165.1	(74.9)
Net sales (GAAP)	$818.2	$429.9

Reconciliation of Adjusted EBITDA to net income
Net income	$22.8	$7.0
Income tax expense	15.2	5.2
Interest expense	8.0	7.4
Minority interest in earnings of subsidiary	2.2	—
Other, net	0.1	(0.1)
Operating income	$48.3	$19.5
Depreciation/amortization	6.8	5.6
EBITDA	$55.1	$25.1
Restructuring and other charges	0.2	0.2
Non-cash equity compensation	2.0	0.7
Other, net	(0.1)	0.1
Adjusted EBITDA	$57.2	$26.1

Adjusted EBITDA by segment
Communications Cable	$35.9	$18.0
North American Magnet Wire and Distribution	16.2	12.4
European Magnet Wire and Distribution	9.4	(0.8)
Copper Rod	0.5	—
Corporate and other	(4.8)	(3.5)
Adjusted EBITDA	$57.2	$26.1

(1) Adjusted to a constant $2.00 COMEX copper cost per pound

Superior Essex Inc.
Supplemental Financial Information
Six Months Ended June 30
($ in millions)
Unaudited

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Net sales
Communications Cable	$423.7	$329.6
North American Magnet Wire and Distribution	507.9	349.7
European Magnet Wire and Distribution	312.9	17.9
Copper Rod	225.4	136.0
	$1,469.9	$833.2

Net sales, copper price adjusted (1)
Communications Cable	$406.1	$377.4
North American Magnet Wire and Distribution	448.1	412.4
European Magnet Wire and Distribution	266.0	21.7
Copper Rod	163.3	178.2
Net sales, copper price adjusted	$1,283.5	$989.7
Constant cost of copper adjustment	186.4	(156.5)
Net sales (GAAP)	$1,469.9	$833.2

Reconciliation of Adjusted EBITDA to net income
Net income	$35.9	$17.0
Income tax expense	22.9	12.3
Interest expense	16.1	14.5
Minority interest in earnings of subsidiary	2.2	—
Gain on sale of investment	(5.8)	—
Extraordinary gain (net of minority interest)	(0.9)	—
Other, net	(0.1)	(0.2)
Operating income	$70.3	$43.6
Depreciation/amortization	13.5	11.4
EBITDA	$83.8	$55.0
Restructuring and other charges	1.0	0.6
Non-cash equity compensation	3.3	1.3
Gain on sale of US Seal product line	—	(10.4)
Asset impairment charge	—	2.3
Special bad debt provision - customer insolvencies	1.0	—
Other, net	—	0.2
Adjusted EBITDA	$89.1	$49.0

Adjusted EBITDA by segment
Communications Cable	$57.4	$33.0
North American Magnet Wire and Distribution	28.1	24.9
European Magnet Wire and Distribution	12.6	(1.3)
Copper Rod	0.5	0.4
Corporate and other	(9.5)	(8.0)
Adjusted EBITDA	$89.1	$49.0

(1)             Adjusted to a constant $2.00 COMEX copper cost per pound

Superior Essex Inc.
Detail of Special Items Impacting Net Income
Three Months Ended June 30
($ in millions, except per share data)
Unaudited

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005

Accelerated depreciation of idled equipment	$—	$(0.1)
Financial restructuring costs	(0.1)	(0.1)
Facility restructuring costs	(0.5)	(0.1)
Other	0.4	—
Subtotal	$(0.2)	$(0.3)
Tax and minority interest impact of above items	0.1	0.1
Total impact on net income	$(0.1)	$(0.2)
Total impact on earnings per diluted share	$(0.01)	$(0.01)

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$1.27	$0.42
Impact of special items	$0.01	$0.01
Adjusted earnings per diluted share	$1.28	$0.43

Superior Essex Inc.

Detail of Special Items Impacting Net Income

Six Months Ended June 30

($ in millions, except per share data)

Unaudited

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005

Gain on sale of US Seal product line	$—	$10.4
Gain on sale of investment in Essex Electric	5.8	—

Extraordinary gain recognized on purchase transaction (fair value of net assets acquired exceeded purchase price)	1.5	—
Fixed asset impairment charge	—	(2.3)
Special bad debt provision - customer insolvencies	(1.0)	—
Accelerated depreciation of idled equipment	—	(0.4)
Financial restructuring costs	(0.2)	(0.2)
Facility restructuring costs	(1.2)	(0.4)
Other	0.4	(0.1)
Subtotal	$5.3	$7.0
Tax and minority interest impact of above items	(1.6)	(3.6)
Income tax benefit related to settlements of prior period tax accruals	—	0.7
Total impact on net income	$3.7	$4.1
Total impact on earnings per diluted share	$0.21	$0.24

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$2.04	$1.01
Impact of special items	$(0.21)	$(0.24)
Adjusted earnings per diluted share	$1.83	$0.77